Exhibit 23.4

FAX (403) 262-2790

1200, 530 – 8TH AVENUE S.W.	CALGARY, ALBERTA T2P 3S8	TELEPHONE (403) 262-2799

LETTER OF CONSENT

To:                              Alberta Securities Commission
British Columbia Securities Commission
Ontario Securities Commission

Re:                             Prospectus Supplement dated August 10, 2006 filed as Amendment No. 1 to the Registration Statement on Form F-9 dated June 3, 2005 (together, the “Registration Statement”) of Canadian Natural Resources Limited

Dear Sirs:

We are a firm of independent geological and petroleum engineer consultants of Calgary, Alberta having prepared corporate evaluation reports entitled “CNR International (U.K.) Limited Offshore North Sea, UK Offshore West Africa Constant Parameters” (the “Reports”) of certain oil and gas properties of Canadian Natural Resources Limited. The Reports were for the year ended December 31, 2005 and dated March 3, 2006.

We refer to the Registration Statement relating to the offering of Debt Securities by Canadian Natural Resources Limited and hereby consent to the reference to our firm under the heading “Experts” and to the use of our Reports which are incorporated by reference in the Registration Statement.

We have read the Annual Information Form incorporated by reference in the Registration Statement and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein and derived from the Reports, or that is within our knowledge as a result of the services performed by us in connection with the Reports.

Yours very truly,

/s/ Ryder Scott Company - Canada

Ryder Scott Company - Canada

August 10, 2006

Calgary, Alberta

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